PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277

Exhibit 99.1

FOR IMMEDIATE RELEASE
Brighthouse Financial Announces First Quarter 2024 Results
•Estimated combined risk-based capital ("RBC") ratio between 415% and 435%; holding company liquid assets of $1.3 billion
•The company repurchased approximately $89 million of its common stock year-to-date through May 3, 2024
•First quarter total annuity sales increased 3% compared with the same period in 2023
•First quarter total life sales increased 26% compared with the same period in 2023
•First quarter 2024 net loss available to shareholders of $519 million, or $8.22 per diluted share
•First quarter 2024 adjusted earnings, less notable items*, of $268 million, or $4.25 per diluted share

CHARLOTTE, NC, May 7, 2024 — Brighthouse Financial, Inc. ("Brighthouse Financial" or the "company") (Nasdaq: BHF) announced today its financial results for the first quarter ended March 31, 2024.

First Quarter 2024 Results

The company reported a net loss available to shareholders of $519 million in the first quarter of 2024, or $8.22 per diluted share, compared with a net loss available to shareholders of $525 million in the first quarter of 2023. During the quarter, as a result of market performance, the value of the company's hedges decreased, as expected. Under GAAP accounting, all variable annuity guaranteed benefits classified as market risk benefits ("MRBs") are accounted for on a fair value basis. The company anticipates volatility in net income (loss) given the differences between GAAP MRBs and its hedge target.

The company ended the first quarter of 2024 with common stockholders' equity ("book value") of $2.5 billion, or $39.88 per common share, and book value, excluding accumulated other comprehensive income ("AOCI") of $7.9 billion, or $126.35 per common share.
_________
* Information regarding the non-GAAP and other financial measures included in this news release and a reconciliation of such non-GAAP financial measures to the most directly comparable GAAP measures are provided in the Non-GAAP and Other Financial Disclosures discussion below, as well as in the tables that accompany this news release and/or the First Quarter 2024 Brighthouse Financial, Inc. Financial Supplement and/or the First Quarter 2024 Brighthouse Financial, Inc. Earnings Call Presentation (which are available on the Brighthouse Financial Investor Relations webpage at http://investor.brighthousefinancial.com). Additional information regarding notable items can be found on the last page of this news release.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
For the first quarter of 2024, the company reported an adjusted loss* of $98 million, or $1.56 per diluted share, compared with adjusted earnings of $195 million, or $2.86 per diluted share, in the first quarter of 2023.
The adjusted loss for the quarter reflects a $366 million unfavorable notable item, or $5.81 per diluted share, related to a reinsurance premium rate increase retroactive to September 2019, which resulted from the conclusion of a reinsurance arbitration.
Corporate expenses in the first quarter of 2024 were $207 million, down from $210 million in the first quarter of 2023 and $244 million in the fourth quarter of 2023, all on a pre-tax basis.
The company's annuity sales increased 3% quarter-over-quarter and 5% sequentially, both driven by strong Shield Level Annuity sales and higher fixed indexed annuity sales from the company's recently launched Brighthouse SecureKeySM Fixed Indexed Annuities product. Life sales increased 26% quarter-over-quarter and were flat sequentially.
During the first quarter of 2024, the company repurchased approximately $62 million of its common stock, with an additional approximately $27 million of its common stock repurchased, on a trade date basis, through May 3, 2024.

“In the quarter, our strong RBC ratio and robust holding company cash and liquid assets continued to support our commitment to return capital to our shareholders,” said Eric Steigerwalt, president and CEO, Brighthouse Financial. “We maintained our expense discipline, and sales of our flagship Shield Level Annuities Product Suite and our fixed indexed annuities drove an increase in total annuity sales both quarter-over-quarter and sequentially.”

“In addition, I am very excited that Brighthouse Financial joined BlackRock last month in announcing that BlackRock’s LifePath Paycheck™ retirement income solution is now available in defined contribution plans,” Steigerwalt continued. “Plan participants are already beginning to take advantage of this innovative solution, and as one of two insurers selected by BlackRock to provide LifePath Paycheck’s income stream option, Brighthouse Financial looks forward to helping more U.S. workers access lifetime retirement income.”

Key Metrics (Unaudited, dollars in millions except share and per share amounts)

	As of or For the Three Months Ended
	March 31, 2024		March 31, 2023
	Total	Per share	Total	Per share
Net income (loss) available to shareholders (1)	$(519)	$(8.22)	$(525)	$(7.72)
Adjusted earnings (loss) (1), (2)	$(98)	$(1.56)	$195	$2.86
Adjusted earnings, less notable items (1), (2)	$268	$4.25	$195	$2.86
Weighted average common shares outstanding - diluted (1)	63,036,773	N/A	68,158,780	N/A

Book value	$2,496	$39.88	$4,055	$60.16
Book value, excluding AOCI	$7,909	$126.35	$9,343	$138.62
Ending common shares outstanding	62,595,426	N/A	67,401,618	N/A

(1) Per share amounts are on a diluted basis and may not recalculate due to rounding. For loss periods, dilutive shares were not included in the calculation as inclusion of such shares would have an anti-dilutive effect. See Non-GAAP and Other Financial Disclosures discussion in this news release.

(2) The company uses the term “adjusted loss” throughout this news release to refer to negative adjusted earnings values.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Results by Segment and Corporate & Other (Unaudited, in millions)

	For the Three Months Ended
ADJUSTED EARNINGS (LOSS)	March 31, 2024	December 31, 2023	March 31, 2023
Annuities	$313	$245	$314
Life	$(36)	$4	$1
Run-off	$(341)	$(50)	$(106)
Corporate & Other	$(34)	$(22)	$(14)
Sales (Unaudited, in millions)

	For the Three Months Ended
	March 31, 2024	December 31, 2023	March 31, 2023
Annuities (1)	$2,873	$2,740	$2,799
Life	$29	$29	$23

(1) Annuities sales include sales of a fixed index annuity product, which represents 100% of gross sales on directly written business and the proportion of assumed gross sales under reinsurance agreements. Sales of this product were $191 million for the first quarter of 2024, $45 million for the fourth quarter of 2023 and $122 million for the first quarter of 2023.
Annuities
Adjusted earnings in the Annuities segment were $313 million in the current quarter, compared with adjusted earnings of $314 million in the first quarter of 2023 and adjusted earnings of $245 million in the fourth quarter of 2023.
There were no notable items in the current quarter or the comparison quarters.
On a quarter-over-quarter basis, adjusted earnings were relatively flat. On a sequential basis, adjusted earnings reflect higher fees and lower expenses, partially offset by lower net investment income.
As mentioned above, annuity sales increased 3% quarter-over-quarter and 5% sequentially, both driven by strong Shield Level Annuity sales and higher fixed indexed annuity sales from the company's recently launched SecureKey product.
Life
The Life segment had an adjusted loss of $36 million in the current quarter, compared with adjusted earnings of $1 million in the first quarter of 2023 and adjusted earnings of $4 million in the fourth quarter of 2023.
The current quarter included a $73 million unfavorable notable item related to a reinsurance premium rate increase retroactive to September 2019, which resulted from the conclusion of a reinsurance arbitration noted above. There were no notable items for the comparison quarters.
On a quarter-over-quarter basis, adjusted earnings, less notable items, reflect a higher underwriting margin and higher net investment income. On a sequential basis, adjusted earnings, less notable items, reflect a higher underwriting margin, higher net investment income and lower expenses.
As mentioned above, life sales increased 26% quarter-over-quarter and were flat sequentially.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Run-off
The Run-off segment had an adjusted loss of $341 million in the current quarter, compared with an adjusted loss of $106 million in the first quarter of 2023 and an adjusted loss of $50 million in the fourth quarter of 2023.
The current quarter includes a $293 million unfavorable notable item related to a reinsurance premium rate increase retroactive to September 2019, which resulted from the conclusion of a reinsurance arbitration noted above. There were no notable items for the comparison quarters.
On a quarter-over-quarter basis, the adjusted loss, less notable items, reflects higher net investment income, a higher underwriting margin and lower expenses. On a sequential basis, the adjusted loss, less notable items, reflects higher net investment income, offset by a lower underwriting margin.
Corporate & Other
Corporate & Other had an adjusted loss of $34 million in the current quarter, compared with an adjusted loss of $14 million in the first quarter of 2023 and an adjusted loss of $22 million in the fourth quarter of 2023.
There were no notable items in the current quarter or the first quarter of 2023. The fourth quarter of 2023 included a $12 million unfavorable notable item related to a legal matter.
Both on a quarter-over-quarter and sequential basis, the adjusted loss, less notable items, reflects a lower tax benefit.
Net Investment Income and Adjusted Net Investment Income (Unaudited, in millions)

	For the Three Months Ended
	March 31, 2024	December 31, 2023	March 31, 2023
Net investment income	$1,254	$1,207	$1,059
Adjusted net investment income	$1,267	$1,226	$1,097
Net Investment Income
Net investment income was $1,254 million and adjusted net investment income* was $1,267 million in the current quarter.
Adjusted net investment income increased $170 million on a quarter-over-quarter basis and $41 million sequentially. The quarter-over-quarter increase was primarily driven by alternative investment income, asset growth and higher interest rates. The sequential increase was primarily driven by alternative investment income and asset growth.
The net investment income yield was 4.25% during the quarter.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Statutory Capital and Liquidity (Unaudited, in billions)

	As of
	March 31, 2024 (1)	December 31, 2023	March 31, 2023
Statutory combined total adjusted capital	$6.0	$6.3	$8.2

(1) Reflects preliminary statutory results as of March 31, 2024.
Capitalization

As of March 31, 2024:
•TAC(1) was approximately $6.0 billion
•Estimated combined RBC ratio(1) was between 415% and 435%
•Holding company liquid assets were $1.3 billion

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(1) Reflects preliminary statutory results as of March 31, 2024.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Earnings Conference Call

Brighthouse Financial will hold a conference call and audio webcast to discuss its financial results for the first quarter of 2024 at 8:00 a.m. Eastern Time on Wednesday, May 8, 2024. In connection with this call, the company has prepared a presentation for use with investors and other members of the investment community. This presentation is available on the Brighthouse Financial Investor Relations webpage at http://investor.brighthousefinancial.com.

To listen to the audio webcast via the internet and to access the related presentation, please visit the Brighthouse Financial Investor Relations webpage at http://investor.brighthousefinancial.com. To join the conference call via telephone as a participant, please register in advance at https://register.vevent.com/register/BIe6fb2c58fe0145129fba414eb40977cd.

A replay of the conference call will be made available until Friday, May 24, 2024, on the Brighthouse Financial Investor Relations webpage at http://investor.brighthousefinancial.com.

About Brighthouse Financial, Inc.

Brighthouse Financial, Inc. (Brighthouse Financial) (Nasdaq: BHF) is on a mission to help people achieve financial security. As one of the largest providers of annuities and life insurance in the U.S.,(1) we specialize in products designed to help people protect what they've earned and ensure it lasts. Learn more at brighthousefinancial.com.

(1) Ranked by 2022 admitted assets. Best's Review®: Top 200 U.S. Life/Health Insurers. AM Best, 2023.

CONTACT

FOR INVESTORS Dana Amante (980) 949-3073 damante@brighthousefinancial.com	FOR MEDIA Deon Roberts (980) 949-3071 deon.roberts@brighthousefinancial.com

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Note Regarding Forward-Looking Statements

This news release and other oral or written statements that we make from time to time may contain information that includes or is based upon forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve substantial risks and uncertainties. We have tried, wherever possible, to identify such statements using words such as "anticipate," "estimate," "expect," "project," "may," "will," "could," "intend," "goal," "target," "guidance," "forecast," "preliminary," "objective," "continue," "aim," "plan," "believe" and other words and terms of similar meaning, or that are tied to future periods, in connection with a discussion of future operating or financial performance. In particular, these include, without limitation, statements relating to future actions, prospective services or products, financial projections, future performance or results of current and anticipated services or products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, as well as trends in operating and financial results.

Any or all forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Many such factors will be important in determining the actual future results of Brighthouse Financial. These statements are based on current expectations and the current economic environment and involve a number of risks and uncertainties that are difficult to predict. These statements are not guarantees of future performance. Actual results could differ materially from those expressed or implied in the forward-looking statements due to a variety of known and unknown risks, uncertainties and other factors. Although it is not possible to identify all of these risks and factors, they include, among others: differences between actual experience and actuarial assumptions and the effectiveness of our actuarial models; higher risk management costs and exposure to increased market risk due to guarantees within certain of our products; the effectiveness of our variable annuity exposure risk management strategy and the impacts of such strategy on volatility in our profitability measures and the negative effects on our statutory capital; material differences between actual outcomes and the sensitivities calculated under certain scenarios that we may utilize in connection with our variable annuity risk management strategies; the impact of interest rates on our future ULSG policyholder obligations and net income volatility; the potential material adverse effect of changes in accounting standards, practices or policies applicable to us, including changes in the accounting for long-duration contracts; loss of business and other negative impacts resulting from a downgrade or a potential downgrade in our financial strength or credit ratings; the availability of reinsurance and the ability of the counterparties to our reinsurance or indemnification arrangements to perform their obligations thereunder; heightened competition, including with respect to service, product features, scale, price, actual or perceived financial strength, claims-paying ratings, credit ratings, e-business capabilities and name recognition; our ability to market and distribute our products through distribution channels; any failure of third parties to provide services we need, any failure of the practices and procedures of such third parties and any inability to obtain information or assistance we need from third parties; the ability of our subsidiaries to pay dividends to us, and our ability to pay dividends to our shareholders and repurchase our common stock; the risks associated with climate change; the adverse impact of public health crises, extreme mortality events or similar occurrences on our business and the economy in general; the impact of adverse capital and credit market conditions, including with respect to our ability to meet liquidity needs and access capital; the impact of economic conditions in the capital markets and the U.S. and global economy, as well as geopolitical events, military actions or catastrophic events, on our profitability measures as well as our investment portfolio, including on realized and unrealized losses and impairments, net investment spread and net investment income; the financial risks that our investment portfolio is subject to, including credit risk, interest rate risk, inflation risk, market valuation risk, liquidity risk, real estate risk, derivatives risk, and other factors outside our control; the impact of changes in regulation and in supervisory and enforcement policies or interpretations thereof on our insurance business or other operations; the potential material negative tax impact of potential future tax legislation that could make some of our products less attractive to consumers or increase our tax liability; the effectiveness of our policies, procedures and processes in managing risk; the loss or disclosure of confidential information, damage to our reputation and impairment of our ability to conduct business effectively as a result of any failure in cyber- or other information security systems; whether all or any portion of the tax consequences of our separation from MetLife, Inc. are not as expected, leading to material additional taxes or material adverse consequences to tax attributes that impact us; and other factors described from time to time in documents that we file with the U.S. Securities and Exchange Commission (the "SEC").

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
For the reasons described above, we caution you against relying on any forward-looking statements, which should also be read in conjunction with the other cautionary statements included and the risks, uncertainties and other factors identified in our Annual Report on Form 10-K for the year ended December 31, 2023, particularly in the sections entitled "Risk Factors" and "Quantitative and Qualitative Disclosures About Market Risk," as well as in our other subsequent filings with the SEC. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update or revise any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events, except as otherwise may be required by law.

Non-GAAP and Other Financial Disclosures

Our definitions of non-GAAP and other financial measures may differ from those used by other companies.

Non-GAAP Financial Disclosures

We present certain measures of our performance that are not calculated in accordance with accounting principles generally accepted in the United States of America, also known as "GAAP." We believe that these non-GAAP financial measures enhance the understanding of our performance by the investor community by highlighting the results of operations and the underlying profitability drivers of our business.

The following non-GAAP financial measures should not be viewed as substitutes for the most directly comparable financial measures calculated in accordance with GAAP:

Non-GAAP financial measures:	Most directly comparable GAAP financial measures:
adjusted earnings	net income (loss) available to shareholders (1)
adjusted earnings, less notable items	net income (loss) available to shareholders (1)
adjusted revenues	revenues
adjusted expenses	expenses
adjusted earnings per common share	earnings per common share, diluted (1)
adjusted earnings per common share, less notable items	earnings per common share, diluted (1)
adjusted return on common equity	return on common equity (2)
adjusted return on common equity, less notable items	return on common equity (2)
adjusted net investment income	net investment income
__________________
(1) Brighthouse uses net income (loss) available to shareholders to refer to net income (loss) available to Brighthouse Financial, Inc.'s common shareholders, and earnings per common share, diluted to refer to net income (loss) available to shareholders per common share.

(2) Brighthouse uses return on common equity to refer to return on Brighthouse Financial, Inc.'s common stockholders' equity.

Reconciliations to the most directly comparable historical GAAP measures are included for those measures which are presented herein. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are not accessible on a forward-looking basis because we believe it is not possible without unreasonable efforts to provide other than a range of net investment gains and losses and net derivative gains and losses, which can fluctuate significantly within or outside the range and from period to period and may have a material impact on net income (loss) available to shareholders.

Adjusted Earnings, Adjusted Revenues and Adjusted Expenses

Adjusted earnings is a financial measure used by management to evaluate performance and facilitate comparisons to industry results. This financial measure, which may be positive or negative, focuses on our primary businesses by excluding the impact of market volatility, which could distort trends. The company uses the term “adjusted loss” throughout this news release to refer to negative adjusted earnings values.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Adjusted earnings reflect adjusted revenues less (i) adjusted expenses, (ii) provision for income tax expense (benefit), (iii) net income (loss) attributable to noncontrolling interests and (iv) preferred stock dividends. Provided below are the adjustments to GAAP revenues and GAAP expenses used to calculate adjusted revenues and adjusted expenses, respectively.

The following are significant items excluded from total revenues in calculating the adjusted revenues component of adjusted earnings:

•Net investment gains (losses); and

•Net derivative gains (losses) ("NDGL"), excluding earned income and amortization of premium on derivatives that are hedges of investments or that are used to replicate certain investments, but do not qualify for hedge accounting treatment ("Investment Hedge Adjustments").

The following are significant items excluded from total expenses in calculating the adjusted expenses component of adjusted earnings:

•Change in market risk benefits; and

•Change in fair value of the crediting rate on experience-rated contracts ("Market Value Adjustments").

The provision for income tax related to adjusted earnings is calculated using the statutory tax rate of 21%, net of impacts related to the dividends received deduction, tax credits and current period non-recurring items.

Consistent with GAAP guidance for segment reporting, adjusted earnings is also our GAAP measure of segment performance.

Adjusted Earnings per Common Share and Adjusted Return on Common Equity

Adjusted earnings per common share and adjusted return on common equity are measures used by management to evaluate the execution of our business strategy and align such strategy with our shareholders' interests.

Adjusted earnings per common share is defined as adjusted earnings for the period divided by the weighted average number of fully diluted shares of common stock outstanding for the period. The weighted average common shares outstanding used to calculate adjusted earnings per share will differ from such shares used to calculate diluted net income (loss) available to shareholders per common share when the inclusion of dilutive shares has an anti-dilutive effect for one calculation but not for the other.

Adjusted return on common equity is defined as total annual adjusted earnings on a four quarter trailing basis, divided by the simple average of the most recent five quarters of total Brighthouse Financial, Inc.'s common stockholders' equity, excluding AOCI.

Adjusted Net Investment Income

We present adjusted net investment income to measure our performance for management purposes, and we believe it enhances the understanding of our investment portfolio results. Adjusted net investment income represents GAAP net investment income plus Investment Hedge Adjustments.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Other Financial Disclosures

Corporate Expenses

Corporate expenses includes functional department expenses, public company expenses, certain investment expenses, retirement funding and incentive compensation.

Notable items

Certain of the non-GAAP measures described above may be presented further adjusted to exclude notable items. Notable items reflect the unfavorable (favorable) after-tax impact on our results of certain unanticipated items and events, as well as certain items and events that were anticipated. The presentation of notable items and non-GAAP measures, less notable items is intended to help investors better understand our results and to evaluate and forecast those results.

Book Value per Common Share and Book Value per Common Share, excluding AOCI

Brighthouse uses the term "book value" to refer to "Brighthouse Financial, Inc.'s common stockholders' equity, including AOCI." Book value per common share is defined as ending Brighthouse Financial, Inc.'s common stockholders' equity, including AOCI, divided by ending common shares outstanding. Book value per common share, excluding AOCI, is defined as ending Brighthouse Financial, Inc.'s common stockholders' equity, excluding AOCI, divided by ending common shares outstanding.

CTE70

CTE70 is defined as the amount of assets required to satisfy contract holder obligations across market environments in the average of the worst thirty percent of a set of capital market scenarios over the life of the contracts.

CTE98

CTE98 is defined as the amount of assets required to satisfy contract holder obligations across market environments in the average of the worst two percent of a set of capital market scenarios over the life of the contracts.

Holding Company

Holding company means, collectively, Brighthouse Financial, Inc., Brighthouse Holdings, LLC, and Brighthouse Services, LLC.

Holding Company Liquid Assets

Holding company liquid assets include liquid assets in Brighthouse Financial, Inc., Brighthouse Holdings, LLC, and Brighthouse Services, LLC. Liquid assets are comprised of cash and cash equivalents, short-term investments and publicly-traded securities, excluding assets that are pledged or otherwise committed. Assets pledged or otherwise committed include assets held in trust.

Total Adjusted Capital

Total adjusted capital primarily consists of statutory capital and surplus, as well as the statutory asset valuation reserve. When referred to as “combined,” represents that of our insurance subsidiaries as a whole.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Sales

Life insurance sales consist of 100 percent of annualized new premium for term life, first-year paid premium for whole life, universal life, and variable universal life, and total paid premium for indexed universal life. We exclude company-sponsored internal exchanges, corporate-owned life insurance, bank-owned life insurance, and private placement variable universal life.

Annuity sales consist of 100 percent of direct statutory premiums, except for fixed index annuity sales, which represents 100 percent of gross sales on directly written business and the proportion of assumed gross sales under reinsurance agreements. Annuity sales exclude certain internal exchanges. These sales statistics do not correspond to revenues under GAAP, but are used as relevant measures of business activity.

Net Investment Income Yield

Similar to adjusted net investment income, we present net investment income yields as a performance measure we believe enhances the understanding of our investment portfolio results. Net investment income yields are calculated on adjusted net investment income as a percentage of average quarterly asset carrying values. Asset carrying values exclude unrealized gains (losses), collateral received in connection with our securities lending program, freestanding derivative assets and collateral received from derivative counterparties. Investment fee and expense yields are calculated as a percentage of average quarterly asset estimated fair values. Asset estimated fair values exclude collateral received in connection with our securities lending program, freestanding derivative assets and collateral received from derivative counterparties.

Normalized Statutory Earnings (Loss)

Normalized statutory earnings (loss) is used by management to measure our insurance companies’ ability to pay future distributions and is reflective of whether our hedging program functions as intended. Normalized statutory earnings (loss) is calculated as statutory pre-tax net gain (loss) from operations adjusted for the favorable or unfavorable impacts of (i) net realized capital gains (losses) before capital gains tax (excluding gains (losses) and taxes transferred to the interest maintenance reserve), (ii) the change in total asset requirement at CTE98, net of the change in our variable annuity reserves, and (iii) pre-tax unrealized gains (losses) associated with our variable annuities and Shield hedging programs and other equity risk management strategies. Normalized statutory earnings (loss) may be further adjusted for certain unanticipated items that impact our results in order to help management and investors better understand, evaluate and forecast those results.

Risk-Based Capital Ratio

The risk-based capital ratio is a method of measuring an insurance company’s capital, taking into consideration its relative size and risk profile, in order to ensure compliance with minimum regulatory capital requirements set by the National Association of Insurance Commissioners. When referred to as “combined,” represents that of our insurance subsidiaries as a whole. The reporting of our combined risk-based capital ratio is not intended for the purpose of ranking any insurance company or for use in connection with any marketing, advertising or promotional activities.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Condensed Statements of Operations (Unaudited, in millions)

	For the Three Months Ended
Revenues	March 31, 2024	December 31, 2023	March 31, 2023
Premiums	$202	$226	$197
Universal life and investment-type product policy fees	436	546	606
Net investment income	1,254	1,207	1,059
Other revenues	145	135	93
Revenues before NIGL and NDGL	2,037	2,114	1,955
Net investment gains (losses)	(42)	(33)	(96)
Net derivative gains (losses)	(1,921)	(681)	(575)
Total revenues	$74	$1,400	$1,284

Expenses
Policyholder benefits and claims	$968	$710	$687
Interest credited to policyholder account balances	502	525	422
Amortization of DAC and VOBA	151	152	156
Change in market risk benefits	(1,440)	663	194
Interest expense on debt	38	39	38
Other expenses	469	485	440
Total expenses	688	2,574	1,937
Income (loss) before provision for income tax	(614)	(1,174)	(653)
Provision for income tax expense (benefit)	(123)	(258)	(156)
Net income (loss)	(491)	(916)	(497)
Less: Net income (loss) attributable to noncontrolling interests	2	1	2
Net income (loss) attributable to Brighthouse Financial, Inc.	(493)	(917)	(499)
Less: Preferred stock dividends	26	25	26
Net income (loss) available to Brighthouse Financial, Inc.’s common shareholders	$(519)	$(942)	$(525)

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Condensed Balance Sheets (Unaudited, in millions)

	As of
ASSETS	March 31, 2024	December 31, 2023	March 31, 2023
Investments:
Fixed maturity securities available-for-sale	$80,474	$80,991	$77,685
Equity securities	86	102	91
Mortgage loans	22,670	22,508	22,823
Policy loans	1,651	1,331	1,273
Limited partnerships and limited liability companies	4,920	4,946	4,803
Short-term investments	1,347	1,169	1,386
Other invested assets	4,746	4,409	3,229
Total investments	115,894	115,456	111,290
Cash and cash equivalents	3,823	3,851	3,685
Accrued investment income	1,297	1,183	985
Reinsurance recoverables	19,570	19,213	18,451
Premiums and other receivables	664	548	516
DAC and VOBA	4,829	4,872	5,027
Current income tax recoverable	28	27	30
Deferred income tax asset	2,063	1,893	1,673
Market risk benefit assets	839	656	510
Other assets	349	370	395
Separate account assets	90,332	88,271	87,440
Total assets	$239,688	$236,340	$230,002
LIABILITIES AND EQUITY
Liabilities
Future policy benefits	$32,245	$32,569	$32,286
Policyholder account balances	84,159	81,068	76,120
Market risk benefit liabilities	8,964	10,323	10,729
Other policy-related balances	3,798	3,836	3,816
Payables for collateral under securities loaned and other transactions	3,653	3,670	4,401
Long-term debt	3,155	3,156	3,157
Other liabilities	9,122	8,439	6,234
Separate account liabilities	90,332	88,271	87,440
Total liabilities	235,428	231,332	224,183
Equity
Preferred stock, at par value	—	—	—
Common stock, at par value	1	1	1
Additional paid-in capital	13,989	14,004	14,054
Retained earnings (deficit)	(2,000)	(1,507)	(894)
Treasury stock	(2,382)	(2,309)	(2,119)
Accumulated other comprehensive income (loss)	(5,413)	(5,246)	(5,288)
Total Brighthouse Financial, Inc.’s stockholders’ equity	4,195	4,943	5,754
Noncontrolling interests	65	65	65
Total equity	4,260	5,008	5,819
Total liabilities and equity	$239,688	$236,340	$230,002

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Reconciliation of Net Income (Loss) Available to Shareholders to Adjusted Earnings and Adjusted Earnings, Less Notable Items, and Reconciliation of Net Income (Loss) Available to Shareholders per Common Share to Adjusted Earnings per Common Share and Adjusted Earnings, Less Notable Items per Common Share (Unaudited, in millions except per share data)

	For the Three Months Ended
ADJUSTED EARNINGS, LESS NOTABLE ITEMS	March 31, 2024	December 31, 2023	March 31, 2023
Net income (loss) available to shareholders	$(519)	$(942)	$(525)
Less: Net investment gains (losses)	(42)	(33)	(96)
Less: Net derivative gains (losses), excluding investment hedge adjustments	(1,934)	(700)	(613)
Less: Change in market risk benefits	1,440	(663)	(194)
Less: Market value adjustments	4	(21)	(8)
Less: Provision for income tax (expense) benefit on reconciling adjustments	111	298	191
Adjusted earnings (loss)	(98)	177	195
Less: Notable items	(366)	(12)	—
Adjusted earnings, less notable items	$268	$189	$195

ADJUSTED EARNINGS, LESS NOTABLE ITEMS PER COMMON SHARE (1)
Net income (loss) available to shareholders per common share	$(8.22)	$(14.70)	$(7.72)
Less: Net investment gains (losses)	(0.67)	(0.51)	(1.41)
Less: Net derivative gains (losses), excluding investment hedge adjustments	(30.68)	(10.92)	(9.03)
Less: Change in market risk benefits	22.84	(10.34)	(2.86)
Less: Market value adjustments	0.06	(0.33)	(0.12)
Less: Provision for income tax (expense) benefit on reconciling adjustments	1.76	4.65	2.81
Less: Impact of inclusion of dilutive shares	—	0.03	0.02
Adjusted earnings (loss) per common share	(1.56)	2.73	2.86
Less: Notable items	(5.81)	(0.19)	—
Adjusted earnings, less notable items per common share	$4.25	$2.92	$2.86

(1) Per share calculations are on a diluted basis and may not recalculate or foot due to rounding. For loss periods, dilutive shares were not included in the calculation as inclusion of such shares would have an anti-dilutive effect. See Non-GAAP and Other Financial Disclosures discussion in this news release.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
Reconciliation of Net Investment Income to Adjusted Net Investment Income (Unaudited, in millions)

	For the Three Months Ended
	March 31, 2024	December 31, 2023	March 31, 2023
Net investment income	$1,254	$1,207	$1,059
Less: Investment hedge adjustments	(13)	(19)	(38)
Adjusted net investment income	$1,267	$1,226	$1,097

Notable Items (Unaudited, in millions)

	For the Three Months Ended
NOTABLE ITEMS IMPACTING ADJUSTED EARNINGS	March 31, 2024	December 31, 2023	March 31, 2023
Actuarial items and other insurance adjustments	$366	$—	$—
Legal matters	—	12	—
Total notable items (1)	$366	$12	$—

NOTABLE ITEMS BY SEGMENT AND CORPORATE & OTHER
Annuities	$—	$—	$—
Life	73	—	—
Run-off	293	—	—
Corporate & Other	—	12	—
Total notable items (1)	$366	$12	$—

(1) See Non-GAAP and Other Financial Disclosures discussion in this news release.